THERMO PROCESS SYSTEMS INC.

                             Secured Promissory Note
                             Waltham, Massachusetts


        $28,000,000                                As of January 29, 1995


             For value received, THERMO PROCESS SYSTEMS INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of Nord Est S.A., or assigns (hereinafter referred to as the "Payee"), the principal sum of twenty-eight million dollars ($28,000,000) or such part thereof as then remains unpaid, without interest, except as set forth below, and net of any withholding obligation that may apply under applicable law. The principal amount hereof shall be payable $13,935,000 on February 15, 1998 and $14,065,000 on May 15, 1998. Principal and
        interest, if any, shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the Payee may designate from time to time in writing to the Company. This Note may be prepaid at any time or from time to time, in whole or in part, without any premium or penalty.

             This Note is the Note referred to in that certain Stock Purchase and Sale Agreement effective as of the date hereof among Payee, the Company and certain members of the management of Elson
        T. Killam Associates Inc., a New Jersey corporation (the "Agreement"), and is secured by the deposit of U.S. Treasury securities as provided for in that certain Pledge Agreement effective as of the date hereof between the Company and the Payee.

             The then unpaid principal amount of this Note shall be and become immediately due and payable without notice or demand, at the option of the Payee, upon the occurrence of any of the following events (an "Event of Default"):

                  (a) the failure of the Company to pay when due the principal amount hereof;

                  (b) any representation or warranty made to the Payee by the Company in the Agreement shall prove to have been false or misleading in any material respect as of the date hereof;

                  (c) the failure of the Company to pay its debts as they become due, the insolvency of the Company, the filing against the Company of any petition under the U.S. Bankruptcy Code (or the filing of any similar petition under the insolvency law of any jurisdiction) which filing is not
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             dismissed within 60 days thereafter, the filing by the
             Company of any petition under the U.S. Bankruptcy Code (or the filing by the Company of any similar petition under the insolvency law of any jurisdiction), or the making by the Company of an assignment or trust mortgage for the benefit of creditors or the appointment of a receiver, custodian or similar agent with respect to, or the taking by any such person of possession of, any property of the Company;

                  (d) the sale by the Company of all or substantially all of its assets (other than to Thermo Electron Corporation ("Thermo Electron") or to a subsidiary of Thermo Electron in a transaction in which Thermo Electron guarantees the payment of this Note);

                  (e) the merger or consolidation of the Company with or into any other corporation (other than Thermo Electron or a subsidiary of Thermo Electron) in a transaction in which the Company is not the surviving entity;

                  (f) the issuance of any writ of attachment, by trustee process or otherwise, or any restraining order or injunction not removed, repealed or dismissed within 60 days of issuance, against or affecting the person or property of the Company or any liability or obligation of the Company to the holder hereof; and

                  (f) the suspension of the transaction of the usual business of the Company.

             Any amount that remains unpaid when due under this Note shall bear interest, from and after such due date through the date on which such amount is paid, at a rate per annum equal to the rate of interest announced from time to time by The First National Bank of Boston at its head office in Boston, Massachusetts as its "base rate" plus 3%. In case any payment herein provided for shall not be paid when due, the Company further promises to pay all costs of collection, including all reasonable attorneys' fees.

             No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company hereby waives presentment, demand, notice of prepayment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company hereby assents to any indulgence and any extension of time for payment of any indebtedness evidenced hereby granted or permitted by the Payee. The Company waives trial by jury and the right to interpose any counterclaim or setoff of any kind whatsoever.
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             The Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the United States of America located in or having jurisdiction over Millburn, New Jersey, for any actions, suits or proceedings arising out of or relating to this Note (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document in accordance with the provisions of Section 6.1 of the Agreement shall be effective service of process for any action, suit or proceeding brought against the Company in any such court. The Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note in the courts of the State of New Jersey or of the United States of America located in or having jurisdiction over Millburn, New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

             This Note shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts and shall have the effect of a sealed instrument.


                                      THERMO PROCESS SYSTEMS INC.

                                      By: /s/ John P. Appleton

                                      Printed Name: John P. Appleton

                                      Title: President

        [Corporate Seal]

        Attest:

        /s/ Sandra L. Lambert
        Sandra L. Lambert